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                                                                     Exhibit 21

                       SUBSIDIARIES OF HA-LO INDUSTRIES, INC.

The following is a list of all direct and indirect subsidiaries of the registrant as of March 27, 1998. The state or other jurisdiction of incorporation or organization is indicated in parentheses following each subsidiary's name. The names of the divisions or other business units of each subsidiary are indented and listed below the relevant subsidiary's name.

1132832 Ontario, Corp. (Ontario)
   1132831 Ontario, Corp. (Ontario)
   Creadis Group, Inc. (British Columbia)
Creative Concepts in Advertising, Inc. (Michigan)
Fletcher, Barnhardt & White (North Carolina)
Flow Plastics, Inc. (New York)
HMK International Holdings, Inc. (Netherlands)
    HA-LO Belgium, N.V. (Belgium)
      Bavelco, B.V.B.A. (Belgium)
HA-LO Sports, Inc. (Illinois)
Joking, Spa. (Italy)
Lees Keystone, Inc. (New York)
Market USA, Inc. (Illinois)
Marusa Marketing, Ltd. (Canada)
Wolff Marketing Group, Inc. (New York)